EXHIBIT
                                                    Item 6 H


                    CAPITALIZATION AND CAPITALIZATION RATIOS
                    ----------------------------------------

                                 (IN THOUSANDS)





      The capitalization of GPU, Inc. and Subsidiary Companies at June 30, 1998 and pro forma is as follows:



                                           Actual                 Pro Forma
                                     ----------------       -------------------
                                       Amount     %           Amount         %
                                     ---------  -----       ------------  -----
Long-term debt(1)                   $4 392 057   51.4        $4 392 057    49.0
Notes payable                          487 160    5.7           487 160     5.4
Preferred stock (2)                    155 478    1.8           155 478     1.7
Subsidiary-obligated
 mandatorily redeemable
 preferred securities                  330 000    3.9           330 000     3.7
Trust originated
 preferred securities                        -      -           450 000     5.0
Common equity                        3 172 886   37.2         3 151 795    35.2
                                     ---------  -----         ---------   -----
                                    $8 537 581  100.0        $8 966 490   100.0
                                     =========  =====         =========   =====





(1)   Includes securities due within one year of $350,671.
(2)   Includes securities due within one year of $2,500.

                                                         Financial Statements
                                                         Item 6(b) 1-A
                                                         Page 1 of 38


            JERSEY CENTRAL POWER & LIGHT COMPANY AND SUBSIDIARY COMPANY
                           CONSOLIDATED BALANCE SHEETS
                        ACTUAL (UNAUDITED) AND PRO FORMA
                                AT JUNE 30, 1998
               -----------------------------------------------------
                                 (IN THOUSANDS)


                                            Actual    Adjustments
                                          (Unaudited) (See pages 5-6)Pro Forma
                                          ----------  -------------- ----------
ASSETS
Utility Plant:
  In Service, at original cost              $4 638 568   $    -    $4 638 568
  Less, accumulated depreciation             2 115 382        -     2 115 382
                                             ---------     -------  ---------
     Net utility plant in service            2 523 186        -     2 523 186
  Construction work in progress                112 191        -       112 191
  Other, net                                   106 739      37 987    144 726
                                             ---------     -------  ---------
     Net utility plant                       2 742 116      37 987  2 780 103
                                             ---------     -------  ---------

Other Property and Investments:
  Nuclear decommissioning trusts, at market    385 992        -       385 992
  Nuclear fuel disposal trust, at market       112 418        -       112 418
  Other, net                                     8 937        -         8 937
                                             ---------   ---------  ---------
     Total other property and investments      507 347        -       507 347
                                             ---------   ---------  ---------

Current Assets:
  Cash and temporary cash investments            8 741     180 617    189 358
  Special deposits                               5 997        -         5 997
  Accounts receivable:
     Customers, net                            142 928        -       142 928
     Other                                      27 245        -        27 245
  Unbilled revenues                             72 247        -        72 247
  Materials and supplies, at average cost or less:
     Construction and maintenance               82 753        -        82 753
     Fuel                                       15 137        -        15 137
  Deferred income taxes                         24 168        -        24 168
  Prepayments                                  122 384        -       122 384
                                             ---------    --------  ---------
     Total current assets                      501 600     180 617    682 217
                                             ---------    --------  ---------

Deferred Debits and Other Assets:
  Other regulatory assets, net                 798 156        -       798 156
  Deferred income taxes                        172 778        -       172 778
  Other                                         24 324       2 518     26 842
                                             ---------    --------  ---------
     Total deferred debits and other assets    995 258       2 518    997 776
                                             ---------    --------  ---------

     Total Assets                           $4 746 321   $ 221 122 $4 967 443
                                             =========    ========  =========


The accompanying notes are an integral part of the consolidated financial statements.

                                                                       Financial
Statements
                                                                   Item 6(b) 1-A
                                                                    Page 2 of 38


            JERSEY CENTRAL POWER & LIGHT COMPANY AND SUBSIDIARY COMPANY
                           CONSOLIDATED BALANCE SHEETS
                        ACTUAL (UNAUDITED) AND PRO FORMA
                                AT JUNE 30, 1998
               -----------------------------------------------------
                                 (IN THOUSANDS)

                                             Actual    Adjustments
                                           (Unaudited)(See pages 5-6)Pro Forma
                                           ----------- ------------- ----------
LIABILITIES AND CAPITALIZATION
Capitalization:
  Common stock                              $  153 713   $    -    $  153 713
  Capital surplus                              510 769        -       510 769
  Retained earnings                            938 437      (9 813)   928 624
                                             ---------    --------  ---------
     Total common stockholder's equity       1 602 919      (9 813) 1 593 106
  Cumulative preferred stock
     With mandatory redemption                  86 500        -        86 500
     Without mandatory redemption               37 741        -        37 741
  Company-obligated mandatorily
     redeemable preferred securities           125 000        -       125 000
  Trust originated preferred securities           -        200 000    200 000
  Long-term debt                             1 173 424        -     1 173 424
                                             ---------    --------  ---------
     Total capitalization                    3 025 584     190 187  3 215 771
                                             ---------    --------  ---------

Current Liabilities:
  Securities due within one year                 2 511        -         2 511
  Notes payable                                167 016        -       167 016
  Obligations under capital leases              93 505      37 987    131 492
  Accounts payable:
     Affiliates                                 15 556        -        15 556
     Other                                     110 403        -       110 403
  Taxes accrued                                  6 285      (7 052)      (767)
  Deferred energy credits                       15 254        -        15 254
  Interest accrued                              26 596        -        26 596
  Other                                        105 115        -       105 115
                                             ---------    --------  ---------
     Total current liabilities                 542 241      30 935    573 176
                                             ---------    --------  ---------

Deferred Credits and Other Liabilities:
  Deferred income taxes                        647 728        -       647 728
  Three Mile Island Unit 2 future costs        114 755        -       114 755
  Unamortized investment tax credits            52 075        -        52 075
  Nuclear fuel disposal fee                    137 915        -       137 915
  Other                                        226 023        -       226 023
                                             ---------    --------  ---------
     Total deferred credits and
                 other liabilities           1 178 496       -      1 178 496
                                              ---------   --------  ---------


     Total Liabilities and Capitalization   $4 746 321   $ 221 122 $4 967 443
                                             =========    ========  =========


The accompanying notes are an integral part of the consolidated financial statements.

                                                         Financial Statements
                                                         Item 6(b) 1-A
                                                         Page 3 of 38


            JERSEY CENTRAL POWER & LIGHT COMPANY AND SUBSIDIARY COMPANY
                        CONSOLIDATED STATEMENTS OF INCOME
                        ACTUAL (UNAUDITED) AND PRO FORMA
                    FOR THE TWELVE MONTHS ENDED JUNE 30, 1998
               -----------------------------------------------------
                                 (IN THOUSANDS)

                                            Actual     Adjustments
                                          (Unaudited)(See  pages 5-6) Pro Forma
                                          ---------------  ---------- ---------

Operating Revenues                          $2 056 531   $   -     $2 056 531
                                             ---------    -------   ---------

Operating Expenses:
  Fuel                                          97 704      2 279      99 983
  Power purchased and interchanged:
     Affiliates                                 23 841       -         23 841
     Others                                    640 391       -        640 391
  Deferral of energy and capacity costs, net   (12 016)      -        (12 016)
  Other operation and maintenance              452 474         34     452 508
  Depreciation and amortization                247 902       -        247 902
  Taxes, other than income taxes               166 792       -        166 792
                                             ---------    -------   ---------
     Total operating expenses                1 617 088      2 313   1 619 401
                                             ---------    -------   ---------

Operating Income Before Income Taxes           439 443     (2 313)    437 130
  Income taxes                                 123 999     (7 052)    116 947
                                             ---------    -------   ---------
Operating income                               315 444      4 739     320 183
                                             ---------    -------   ---------

Other Income and Deductions:
  Allowance for other funds used during
     construction                                  201       -            201
  Other income, net                              6 690       -          6 690
  Income taxes                                    (891)      -           (891)
                                             ---------    -------    ---------

     Total other income and deductions           6 000       -          6 000
                                             ---------    -------   ---------

Income Before Interest Charges and
  Dividends on Preferred Dividends             321 444      4 739     326 183
                                             ---------    -------   ---------

Interest Charges and Dividends
  on Preferred Securities:
  Interest on long-term debt                    88 165       -         88 165
  Other interest                                13 058         52      13 110
  Allowance for borrowed funds used during
     construction                               (2 033)      -         (2 033)
Dividends on company-obligated mandatorily
     redeemable preferred securities            10 700         -       10 700
Dividends on trust originated preferred
     securities                                   -        14 500      14 500
                                             ---------    -------   ---------
      Total interest charges and dividends
       on preferred securities                 109 890     14 552     124 442
                                             ---------    -------   ---------

Net Income                                  $  211 554   $ (9 813)  $ 201 741
  Preferred stock dividends                     10 638       -         10 638
                                             ---------    -------    --------
Earnings Available for Common Stock         $  200 916   $ (9 813)  $ 191 103
                                             =========    =======    ========

The accompanying notes are an integral part of the consolidated financial statements.
                                                         Financial Statements
                                                         Item 6(b) 1-A
                                                         Page 4 of 38


            JERSEY CENTRAL POWER & LIGHT COMPANY AND SUBSIDIARY COMPANY
                   CONSOLIDATED STATEMENTS OF RETAINED EARNINGS
                        ACTUAL (UNAUDITED) AND PRO FORMA
                    FOR THE TWELVE MONTHS ENDED JUNE 30, 1998
               -----------------------------------------------------
                                 (IN THOUSANDS)

                                             Actual    Adjustments
                                           (Unaudited) (See pages 5-6)Pro Forma
                                           ----------  -----------    ---------
Balance at beginning of period              $  872 521   $   -     $  872 521

Net income                                     211 554     (9 813)    201 741

Cash dividends declared on common stock       (135 000)      -       (135 000)

Cash dividends declared on cumulative
  preferred stock                              (10 638)      -        (10 638)

Other adjustments, net                            -          -           -
                                             ---------    -------   ----------

Balance at end of period                    $  938 437   $ (9 813) $  928 624
                                             =========    =======   =========


The accompanying notes are an integral part of the consolidated financial statements.

                                                      Financial Statements
                                                      Item 6(b) 1-A
                                                      Page 5 of 38


             JERSEY CENTRAL POWER & LIGHT COMPANY AND SUBSIDIARY COMPANY
                            PRO FORMA JOURNAL ENTRIES
                                AT JUNE 30, 1998
                -----------------------------------------------------
                                 (IN THOUSANDS)


                                         (1)

         Cash and temporary cash investments          $200 000
            Trust originated preferred securities                $200 000

To reflect the  proposed  issuance of $200 million
trust originated preferred securities from time to
time through  December  31, 2000 by JCP&L  Capital
Trust. The trust originated  preferred  securities
and dividend  payments  are to be  unconditionally
guaranteed   by  Jersey   Central  Power  &  Light
Company.


                                         (2)

         Other deferred debits                        $  2 570
            Cash and temporary cash investments                   $ 2 570

To  reflect  the  underwriters   compensation  and
offering expenses paid in accordance with the Underwriting Agreements for JCP&L Capital Trust.

                                         (3)

         Other interest                               $    52
            Other deferred debits                                 $    52

To reflect the annual amortization of the deferred underwriters compensation and offering expenses which are being amortized over 49 years.


                                         (4)

         Dividends on trust originated preferred
                                   securities          $14 500
            Cash and temporary cash investments                   $14 500

To reflect the annual dividends paid on the trust originated preferred securities by JCP&L Capital
Trust at an assumed rate of 7.25%.

        Financial Statements
                                                      Item 6(b) 1-A
                                                      Page 6 of 38


             JERSEY CENTRAL POWER & LIGHT COMPANY AND SUBSIDIARY COMPANY
                            PRO FORMA JOURNAL ENTRIES
                                AT JUNE 30, 1998
                -----------------------------------------------------
                                 (IN THOUSANDS)


                                         (5)

         Other utility plant, net                     $37 987
            Obligations under capital leases                      $37 987

To record the potential  incremental  nuclear fuel
to be leased for TMI-1 and Oyster Creek  (proposed
$115,000   limit  less  $77,013  of  nuclear  fuel
subject to lease at March 31, 1998.) (SEC File No.
70-7862).

                                         (6)

         Fuel expense                                 $ 2 279
            Cash                                                  $ 2 279

To record incremental rent expense on the proposed nuclear fuel lease at an annual rate of 6.0% (SEC File No. 70-7862).


                                         (7)

         Other operation and maintenance              $    34
            Cash                                                  $   34

To record annual fees associated with the proposed nuclear fuel lease (SEC File No. 70-7862).


                                         (8)

         Taxes accrued                                $ 7 052
            Income taxes                                          $ 7 052

To reflect the net decrease in the  provision  for
Federal  and  State  income  taxes  at the rate of
40.85%  attributable  to interest  payments on the
proposed   issuance   of   $206,200   subordinated
debentures by Jersey Central Power & Light Company
to  JCP&L  Capital  II  L.P.  and  to  record  the
decrease  in  income  taxes  associated  with  the
proposed   nuclear   fuel   lease  (SEC  File  No.
70-7862).

                                                         Financial Statements
                                                         Item 6(b) 1-B
                                                         Page 7 of 38


                       GPU, INC. AND SUBSIDIARY COMPANIES
                           CONSOLIDATED BALANCE SHEETS
                        ACTUAL (UNAUDITED) AND PRO FORMA
                                AT JUNE 30, 1998
                                 (IN THOUSANDS)
               -----------------------------------------------------

                                             Actual     Adjustments
                                          (Unaudited)  (See  pages
                                                         11-14)      Pro Forma
                                          ----------  ------------    --------
ASSETS
Utility Plant:
  In Service, at original cost             $10 782 924  $    -     $10 782 924
  Less, accumulated depreciation             4 260 228       -       4 260 228
                                            ----------   --------   ----------
     Net utility plant in service            6 522 696       -       6 522 696
  Construction work in progress                251 272       -         251 272
  Other, net                                   160 291     61 193      221 484
                                            ----------   --------   ----------
     Net utility plant                       6 934 259     61 193    6 995 452
                                            ----------   --------   ----------

Other Property and Investments:
  GPUI Group equity investments                650 970                 650 970
  Goodwill, net                                549 206                 549 206
  Nuclear decommissioning trusts, at market    654 812       -         654 812
  Nuclear fuel disposal trust, at market       112 418       -         112 418
  Other, net                                   140 255       -         140 255
                                            ----------   --------   ----------
     Total other property and investments    2 107 661       -       2 107 661
                                            ----------   --------   ----------

Current Assets:
  Cash and temporary cash investments          122 835    407 271      530 106
  Special deposits                              21 261       -          21 261
  Accounts receivable:
     Customers, net                            273 482       -         273 482
     Other                                     103 184       -         103 184
  Unbilled revenues                            154 564       -         154 564
  Materials and supplies, at average cost or less:
     Construction and maintenance              158 790       -         158 790
     Fuel                                       38 231       -          38 231
  Deferred income taxes                         76 672       -          76 672
  Prepayments                                  188 167       -         188 167
                                            ----------   --------   ----------
     Total current assets                    1 137 186    407 271    1 544 457
                                            ----------   --------   ----------

Deferred Debits and Other Assets:
  Competitive transition charge              1 909 360       -       1 909 360
  Other regulatory assets, net               1 599 207       -       1 599 207
  Deferred income taxes                      1 573 731       -       1 573 731
  Other                                        183 292      6 245      189 537
                                            ----------   --------   ----------
     Total deferred debits and other assets  5 265 590      6 245    5 271 835
                                            ----------   --------   ----------

     Total Assets                          $15 444 696  $ 474 709  $15 919 405
                                            ==========   ========   ==========

The accompanying notes are an integral part of the consolidated financial statements.

                                                         Financial Statements
                                                         Item 6(b) 1-B
                                                         Page 8 of 38


                       GPU, INC. AND SUBSIDIARY COMPANIES
                           CONSOLIDATED BALANCE SHEETS
                        ACTUAL (UNAUDITED) AND PRO FORMA
                                AT JUNE 30, 1998
               -----------------------------------------------------
                                 (IN THOUSANDS)


                                              Actual     Adjustments
                                            (Unaudited)  (See  pages
                                                            11-14)   Pro Forma
                                            ----------   ----------- ----------
LIABILITIES AND CAPITAL
Capitalization:
  Common stock                              $   331 958 $     -    $   331 958
  Capital surplus                             1 008 574       -      1 008 574
  Retained earnings                           1 947 585    (21 091)  1 926 494
  Accumulated other comprehensive
             income/(loss)                      (35 375)      -        (35 375)
                                             ----------    ---------  ---------
     Total                                    3 252 742    (21 091)  3 231 651
  Less, reacquired common stock, at cost         79 856       -         79 856
                                             ----------   --------  ----------
     Total common stockholders' equity        3 172 886    (21 091)  3 151 795
  Cumulative preferred stock:
     With mandatory redemption                   86 500       -         86 500
     Without mandatory redemption                66 478       -         66 478
  Subsidiary-obligated mandatorily redeemable
    preferred securities                        330 000       -        330 000
  Trust originated preferred securities            -       450 000     450 000
  Long-term debt                              4 041 386       -      4 041 386
                                             ----------   --------  ----------
     Total capitalization                     7 697 250    428 909   8 126 159
                                             ----------   --------  ----------

Current Liabilities:
  Securities due within one year                353 171       -        353 171
  Notes payable                                 487 160       -        487 160
  Obligations under capital leases              140 810     61 193     202 003
  Accounts payable                              357 436       -        357 436
  Taxes accrued                                  81 281    (15 393)     65 888
  Interest accrued                               64 835       -         64 835
  Deferred energy credits                        15 254       -         15 254
  Other                                         356 684       -        356 684
                                             ----------   --------  ----------
     Total current liabilities                1 856 631     45 800   1 902 431
                                             ----------   --------  ----------

Deferred Credits and Other Liabilities:
  Deferred income taxes                       2 527 314       -      2 527 314
  Unamortized investment tax credits            118 360       -        118 360
  Three Mile Island Unit 2 future costs         458 919       -        458 919
  Nonutility generation contract loss
          liability                           1 810 350       -      1 810 350
  Other                                         975 872       -        975 872
                                             ----------   --------  ----------
     Total deferred credits and
          other liabilities                   5 890 815       -      5 890 815
                                             ----------  --------    ----------



     Total Liabilities and Capitalization   $15 444 696  $ 474 709 $15 919 405
                                             ==========   ========  ==========


The accompanying notes are an integral part of the consolidated financial statements.

                                                         Financial Statements
                                                         Item 6(b) 1-B
                                                         Page 9 of 38
                       GPU, INC. AND SUBSIDIARY COMPANIES
                        CONSOLIDATED STATEMENT OF INCOME
                        ACTUAL (UNAUDITED) AND PRO FORMA
                    FOR THE TWELVE MONTHS ENDED JUNE 30, 1998
                    ------------------------------------------
                                 (IN THOUSANDS)
                                           Actual      Adjustments
                                         (Unaudited) (See  pages
                                                          11-14)  Pro Forma
                                          ---------  ------------ ----------

Operating Revenues                        $4 207 780 $     -     $4 207 780
                                           ---------    -------   ---------

Operating Expenses:
  Fuel                                       407 356      3 672     411 028
  Power purchased and interchanged, net    1 078 362       -      1 078 362
  Deferral of energy costs, net              (12 016)      -        (12 016)
  Other operation and maintenance          1 040 067         56   1 040 123
  Depreciation and amortization              499 474       -        499 474
  Taxes, other than income taxes             296 268       -        296 268
                                           ---------    -------   ---------
     Total operating expenses              3 309 511      3 728   3 313 239
                                           ---------    -------   ---------

Operating income before income taxes         898 269     (3 728)    894 541
  Income taxes                               221 571    (15 393)    206 178
                                           ---------    -------   ---------
Operating income                             676 698     11 665     688 363
                                           ---------    -------   ---------

Other Income and Deductions:
  Allowance for other funds used during
     construction                                (37)      -            (37)
  Equity in undistributed earnings/(losses) of
    affiliates                               (48 570)      -        (48 570)
  Other income, net                           40 266       -         40 266
  Income taxes                                22 858       -         22 858
                                           ---------    -------   ---------
     Total other income and deductions        14 517       -         14 517
                                           ---------    -------   ---------

Income Before Interest Charges and
  Preferred Dividends                        691 215     11 665     702 880
                                           ---------    -------   ---------

Interest Charges and Preferred Dividends:
  Interest on long-term debt                 295 234       -        295 234
  Other interest                              35 686        130      35 816
  Allowance for borrowed funds used during
     construction                             (5 412)      -         (5 412)
  Dividends on company-obligated mandatorily
     redeemable preferred securities          28 888       -         28 888
  Dividends on trust obligated preferred
     securities                                 -        32 626      32 626
  Preferred stock dividends of
     subsidiaries, net
     of gain on reacquisition                 11 815       -         11 815
                                           ---------    -------   ---------
       Total interest charges and preferred
         dividends                           366 211     32 756     398 967
                                           ---------    -------   ---------

Minority interest net (income)/loss           (1 473)         -     (1 473)
                                           ---------    -------   ---------

Income before extraordinary item             323 531    (21 091)    302 440

Extraordinary item (net of
    income tax benefit)                     (275 110)       -      (275 110)
                                            --------     -------    ---------

Net Income                                $   48 421 $  (21 091) $   27 330
                                           =========    =======   =========

The accompanying notes are an integral part of the consolidated financial statements.

                                                         Financial Statements
                                                         Item 6(b) 1-B
                                                         Page 10 of 38


                       GPU, INC. AND SUBSIDIARY COMPANIES
                   CONSOLIDATED STATEMENT OF RETAINED EARNINGS
                              ACTUAL AND PRO FORMA
                    FOR THE TWELVE MONTHS ENDED JUNE 30, 1998
                  ---------------------------------------------
                                 (IN THOUSANDS)
                                           Actual      Adjustments
                                        (Unaudited)   (See  pages
                                                        11-14)       Pro Forma
                                        -----------    ------------  ----------
Balance at beginning of period          $2 158 814     $     -      $2 158 814

  Net income                                48 421        (21 091)      27 330

  Cash dividends declared on
    common stock                          (252 556)          -        (252 556)

  Other                                     (7 094)          -          (7 094)
                                         ---------        -------    ---------

Balance at end of period                $1 947 585     $  (21 091)  $1 926 494
                                         =========        =======    =========


The accompanying notes are an integral part of the consolidated financial statements.

                                                      Financial Statements
                                                      Item 6(b) 1-B
                                                      Page 11 of 38


                       GPU, INC. AND SUBSIDIARY COMPANIES
                            PRO FORMA JOURNAL ENTRIES
                                AT JUNE 30, 1998
                    ------------------------------------------
                                 (IN THOUSANDS)


                                         (1)

         Cash and temporary cash investments          $200 000
            Trust originated preferred securities                  $200 000

To reflect the  proposed  issuance of $200 million
trust originated preferred securities from time to
time through  December  31, 2000 by JCP&L  Capital
Trust. The trust originated  preferred  securities
and dividend  payments  are to be  unconditionally
guaranteed   by  Jersey   Central  Power  &  Light
Company.


                                         (2)

         Other deferred debits                        $  2 570
            Cash and temporary cash investments                     $ 2 570

To  reflect  the  underwriters   compensation  and
offering expenses paid in accordance with the Underwriting Agreements for JCP&L Capital Trust.

                                         (3)

         Other interest                               $    52
            Other deferred debits                                 $     52

To reflect the annual amortization of the deferred underwriters compensation and offering expenses which are being amortized over 49 years.


                                         (4)

         Dividends on trust originated
           preferred securities                         $14 500
            Cash and temporary cash investments                     $14 500

To reflect the annual dividends paid on the trust originated preferred securities by JCP&L Capital
Trust at an assumed rate of 7.25%.

                                                      Financial
        Statements
                                                      Item 6(b) 1-B
                                                      Page 12 of 38


                       GPU, INC. AND SUBSIDIARY COMPANIES
                            PRO FORMA JOURNAL ENTRIES
                                AT JUNE 30, 1998
                       ------------------------------------
                                 (IN THOUSANDS)


                                         (5)

         Cash and temporary cash investments           $250 000
            Trust originated preferred securities                 $250 000

To reflect the proposed issuance of $125 million trust originated preferred securities from time to time through December 31, 2000 by Met-Ed Capital
Trust and Penelec Capital Trust, respectively. The trust originated preferred securities and dividend payments are to be unconditionally guaranteed by Metropolitan Electric Company and Pennsylvania
Electric  Company  (SEC File No.  70-9329  and SEC
File No. 70-9327).

                                         (6)

         Other deferred debits                         $  3 805
            Cash and temporary cash investments                    $  3 805

To  reflect  the  underwriters   compensation  and
offering expenses paid in accordance with the Underwriting Agreements for Met-Ed Capital Trust and Penelec Capital Trust (SEC File No. 70-9329 and SEC File No. 70-9327).


                                         (7)

         Other interest                               $     78
            Other deferred debits                                 $      78

To reflect the annual amortization of the deferred underwriters compensation and offering expenses which are being amortized over 49 years (SEC File
No. 70-9329 and SEC File No. 70-9327).

                                                      Financial
        Statements
                                                      Item 6(b) 1-B
                                                      Page 13 of 38


                       GPU, INC. AND SUBSIDIARY COMPANIES
                            PRO FORMA JOURNAL ENTRIES
                                AT JUNE 30, 1998
                       -----------------------------------
                                 (IN THOUSANDS)


                                         (8)

         Dividends on trust originated
         preferred securities                           $18 126
            Cash and temporary cash investments                     $18 126

To reflect the annual  dividends paid on the trust
originated  preferred securities of Met-Ed Capital
Trust   (7.25%)   and   Penelec    Capital   Trust
(7.25%)(SEC  File  No.  70-9329  and SEC  File No.
70-9327).

                                         (9)

         Other utility plant, net                       $61 193
            Obligations under capital leases                        $61 193

To record the potential incremental nuclear fuel to be leased for TMI-1 and Oyster Creek (proposed
$190,000 limit less $128,807 of nuclear fuel subject to lease at March 31, 1998.) (SEC File No.
70-7862).

                                        (10)

         Fuel expense                                   $ 3 672
            Cash                                                    $ 3 672

To record incremental rent expense on the proposed nuclear fuel lease at an annual rate of 6.0% (SEC
File No. 70-7862).


                                        (11)

         Other operation and maintenance               $    56
            Cash                                                   $     56

To record annual fees associated with the proposed nuclear fuel lease (SEC File
No. 70-7862).

                                                      Financial Statements
                                                      Item 6(b) 1-B
                                                      Page 14 of 38


                       GPU, INC. AND SUBSIDIARY COMPANIES
                            PRO FORMA JOURNAL ENTRIES
                                AT JUNE 30, 1998
                                 (IN THOUSANDS)
                       --------------------------------------


                                        (12)

         Taxes accrued                                  $15 393
            Income taxes                                            $15 393

To reflect the net decrease in the  provision  for
Federal and State  income  taxes  attributable  to
interest  payments  on the  proposed  issuance  of
subordinated  debentures by Jersey Central Power &
Light Company,  Metropolitan Electric Company (SEC
File  No.  70-9329),   and  Pennsylvania  Electric
Company  (SEC File No.  70-9327) and to record the
decrease  in  income  taxes  associated  with  the
proposed   nuclear   fuel   lease  (SEC  File  No.
70-7862).

                                          Financial Statements
                                          Item 6(b) 1-B
                                          Page 15 of 38


                                    GPU, INC.
              COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              ---------------------------------------------------


     GPU, Inc., a Pennsylvania corporation, is a holding company registered under the Public Utility Holding Company Act of 1935. GPU, Inc. does not directly operate any utility properties, but owns all the outstanding common stock of three domestic electric utilities serving customers in New Jersey -- Jersey Central Power & Light Company (JCP&L) -- and Pennsylvania -- Metropolitan Edison Company (Met-Ed) and Pennsylvania Electric Company (Penelec). The customer service, transmission and distribution operations of these electric utilities are conducting business under the name GPU Energy. JCP&L, Met-Ed and Penelec considered together are referred to as the "GPU Energy companies." The generation operations of the GPU Energy companies are conducted by GPU Generation, Inc. (Genco) and GPU Nuclear, Inc. (GPUN). GPU, Inc. also owns all the common stock of GPU International, Inc., GPU Power, Inc. and GPU Electric, Inc. which develop, own and operate generation, transmission and distribution facilities in the United States and in foreign countries. Collectively, these are referred to as the "GPUI Group." Other wholly-owned subsidiaries of GPU, Inc. are GPU Advanced Resources, Inc. (GPU AR), a subsidiary engaging in energy services and retail energy sales; GPU Telcom Services, Inc. (GPU Telcom), a subsidiary engaging in certain telecommunications-related businesses; and GPU Service, Inc. (GPUS), which provides certain legal, accounting, financial and other services to the GPU companies. All of these companies considered together are referred to as "GPU."

     These notes should be read in conjunction with the notes to consolidated financial statements included in the 1997 Annual Report on Form 10-K. The December 31, 1997 balance sheet data contained in the attached financial statements was derived from audited financial statements. For disclosures required by generally accepted accounting principles, see the 1997 Annual Report on Form 10-K.


1.   COMMITMENTS AND CONTINGENCIES

              COMPETITION AND THE CHANGING REGULATORY ENVIRONMENT
              ---------------------------------------------------

The Emerging Competitive Market and Stranded Costs:
---------------------------------------------------

    The current market price of electricity being below the cost of some utility-owned generation and power purchase commitments, combined with the ability of some customers to choose their energy suppliers, has created the potential for stranded costs in the electric utility industry. These stranded costs, while potentially recoverable in a regulated environment, are at risk in a deregulated and competitive environment.

    In 1996, the Federal Energy Regulatory Commission (FERC) issued Order 888, which permits electric utilities to recover their legitimate and verifiable stranded costs incurred when a wholesale customer purchases power from another supplier using the utility's transmission system. In addition, Pennsylvania adopted comprehensive legislation (Customer Choice Act) in 1996

                                          Financial Statements
                                          Item 6(b) 1-B
                                          Page 16 of 38


which provides for the restructuring of the electric utility industry and will permit utilities the opportunity to recover their prudently incurred stranded costs through a Pennsylvania Public Utility Commission (PaPUC) approved competitive transition charge (CTC), subject to certain conditions, including that utilities attempt to mitigate these costs. In 1997, the New Jersey Board of Public Utilities (NJBPU) released Phase II of the Energy Master Plan (NJEMP), which proposes that New Jersey electric utilities should have an opportunity to recover their stranded costs associated with generating capacity commitments and caused by electric retail competition, provided that they attempt to mitigate these costs. Implementing legislation, which has not yet been introduced, is necessary to effect the restructuring programs by the NJEMP.

    In June 1997, Met-Ed and Penelec filed with PaPUC their proposed restructuring plans to implement competition and customer choice in Pennsylvania as required by the Customer Choice Act. In June 1998, the PaPUC entered final orders (Restructuring Orders) on the restructuring plans. In the Restructuring Orders, the PaPUC, among other things, established a CTC which (a) would not ensure Met-Ed and Penelec full recovery of the costs under their contracts with nonutility generators (NUGs) as required by state and federal law; (b) disallowed certain stranded cost claims by Met-Ed and Penelec; (c) lowered unbundled transmission and distribution (T&D) rates for Met-Ed and Penelec by reallocating certain T&D costs to generation; and (d) advanced the phase-in for retail choice to January 2, 2000. Accordingly, Met-Ed and Penelec have written off in the second quarter before taxes, $320 million and $150 million, respectively. For additional information, see Note 2 Accounting for Non-recurring Items.

    On July 20, 1998, Met-Ed and Penelec appealed the Restructuring Orders to the Commonwealth Court claiming more than 40 errors of law. Met-Ed and Penelec have also filed complaints in the U.S. District Court seeking both declaratory and injunctive relief challenging, among other things, the PaPUC's refusal in the Restructuring Orders to ensure full recovery of the costs of NUG contracts, as required by state and federal law.

    In addition, on July 20, 1998 Met-Ed and Penelec filed Alternative Restructuring Plans (Alternative Plans) with the PaPUC based on the provision in the Customer Choice Act that enables a utility to file an alternate plan if the PaPUC rejects the utility's initial plan. Met-Ed and Penelec believe that in the Restructuring Orders, the PaPUC has objected to essentially the entirety of their original restructuring plans and has therefore rejected these plans. On August 5, 1998, the PaPUC rejected the Alternative Plans as invalid. Met-Ed and Penelec intend to appeal this action to the Commonwealth Court. Highlights of the Alternative Plans are presented in the Competitive Environment section of Management's Discussion and Analysis.

    Unless the Restructuring Orders are substantially modified consistent with the Alternative Plans (in particular removing the proposed reduction of T&D rates), there would be an adverse effect on Met-Ed and Penelec's future earnings, except to the extent offset by spending reductions.

    In July 1997, JCP&L filed with the NJBPU its proposed restructuring plan for a competitive electric marketplace in New Jersey as required by the NJEMP. JCP&L estimates that its total above-market costs related to power purchase commitments and company-owned generation, on a present value basis at

                                          Financial Statements
                                          Item 6(b) 1-B
                                          Page 17 of 38

September 30, 1998, is $1.6 billion. The $1.6 billion excludes above-market generation costs related to the Oyster Creek Nuclear Generating Station (Oyster Creek). These estimates are subject to significant uncertainties including the future market price of both electricity and other competitive energy sources, as well as the timing of when these above-market costs become stranded due to customers choosing another supplier. In July 1997, JCP&L proposed, in its restructuring plan, recovery of its remaining Oyster Creek plant investment as a regulatory asset, through a nonbypassable charge to customers. At June 30, 1998, JCP&L's net investment in Oyster Creek was $697 million. Highlights of this plan are presented in the Competitive Environment section of Management's Discussion and Analysis.

    In February 1998, hearings with respect to JCP&L's stranded cost and unbundled rate filings were completed before an Administrative Law Judge (ALJ) and a recommended decision is scheduled to be issued in August. The NJBPU is not expected to issue final decisions until legislation is enacted, but to date no legislation has been introduced.

    The inability of JCP&L to recover its stranded costs in whole or in part would result in the recording of liabilities for above-market NUG costs, decommissioning costs, and writedowns of uneconomic generation plant and regulatory assets recorded in accordance with Statement of Financial Accounting Standards No. 71 (FAS 71), "Accounting for the Effects of Certain Types of Regulation." The inability to recover these stranded costs would have a material adverse effect on GPU's results of operations.

    In October 1997, GPU announced its intention to begin a process to sell, through a competitive bid process, up to all of the fossil-fuel and hydroelectric generating facilities owned by the GPU Energy companies. These facilities, comprised of 26 operating stations, support organizations and development sites, total approximately 5,300 MW (JCP&L 1,900 MW; Met-Ed 1,300 MW; Penelec 2,100 MW) of capacity and have a net book value of approximately $1.1 billion (JCP&L $286 million; Met-Ed $297 million; Penelec $532 million) at June 30, 1998. The net proceeds from the sale would be used to reduce the capitalization of the respective GPU Energy companies and may also be applied to reduce short-term debt, finance further acquisitions, repurchase GPU, Inc. common stock, and to reduce acquisition debt of the GPUI Group. It is anticipated that definitive purchase agreements will be entered into in November 1998 and the divestiture completed by mid-1999, subject to the timely receipt of the necessary regulatory and other approvals.

    In August 1998, Penelec and New York State Electric & Gas Corporation (NYSEG) entered into definitive agreements with Edison Mission Energy to sell the Homer City Station for a total purchase price of approximately $1.8 billion. Penelec and NYSEG each own a 50% interest in the station, and will share equally in the net sale proceeds. The sale, which is subject to various federal and state regulatory approvals, is expected to be completed in the first quarter of 1999.

Nonutility Generation Agreements:
---------------------------------

    Pursuant to the requirements of the federal Public Utility Regulatory Policies Act (PURPA) and state regulatory directives, the GPU Energy companies have entered into power purchase agreements with NUGs for the purchase of energy and capacity for remaining periods of up to 23 years. The following

                                          Financial Statements
                                          Item 6(b) 1-B
                                          Page 18 of 38

table shows actual payments from 1995 through 1997, and estimated payments from 1998 through 2002.

                    Payments Under NUG Agreements
                    -----------------------------
                            (in Millions)
                          Total     JCP&L      Met-Ed    Penelec
                          -----     -----      ------    -------

      1995                   $670     $381       $131      $158
      1996                    730      370        168       192
      1997                    759      384        172       203
   *  1998                    783      393        173       217
      1999                    789      395        167       227
      2000                    877      402        222       253
      2001                    916      411        261       244
      2002                    940      423        272       245

* The 1998 amounts consist of actual payments through June 30, 1998 and estimated payments for the remainder of the year.

    As of June 30, 1998, NUG facilities covered by agreements having 1,666 MW (JCP&L 905 MW; Met-Ed 356 MW; Penelec 405 MW) of capacity were in service. While a few of these NUG facilities are dispatchable, most are must-run and generally obligate the GPU Energy companies to purchase, at the contract price, the output up to the contract limits. Substantially all unbuilt NUG facilities for which the GPU Energy companies have executed agreements are fully dispatchable.

    The emerging competitive generation market has created uncertainty regarding the forecasting of the companies' energy supply needs, which has caused the GPU Energy companies to change their supply strategy to seek shorter-term agreements offering more flexibility. The GPU Energy companies' future supply plan will likely focus on short- to intermediate-term commitments and reliance on spot market purchases. The projected cost of energy from new generation supply sources has also decreased due to improvements in power plant technologies and lower forecasted fuel prices. As a result of these developments, the rates under virtually all of the GPU Energy companies' NUG agreements for facilities currently in operation are substantially in excess of current and projected prices from alternative sources.

    The GPU Energy companies are seeking to reduce the above-market costs of these NUG agreements by: (1) attempting to convert must-run agreements to dispatchable agreements; (2) attempting to renegotiate prices of the agreements;
(3) offering contract buyouts (see Management's Discussion and Analysis - The GPU Energy Companies' Supply Plan,); and (4) initiating proceedings before federal and state agencies, and in the courts, where appropriate. In addition, the GPU Energy companies intend to avoid, to the maximum extent practicable, entering into any new NUG agreements that are not needed or not consistent with current market pricing, and are supporting legislative efforts to repeal PURPA. These efforts may result in claims against GPU for substantial damages. There can be no assurance as to the extent to which these efforts will be successful in whole or in part.

    In 1997, Met-Ed and Penelec issued requests for proposals (RFPs) to 24 NUG projects which currently supply a total of approximately 760 MW under power purchase agreements. The RFPs requested the NUGs to propose buyouts,

                                          Financial Statements
                                          Item 6(b) 1-B
                                          Page 19 of 38

buydowns and/or restructurings of current power purchase contracts in return for cash payments. In January 1998, Met-Ed and Penelec entered into definitive buyout agreements with two bidders. These agreements are contingent upon Met-Ed and Penelec obtaining a PaPUC order allowing for the full recovery of the buyout payments through retail rates.

    In February 1997, Met-Ed and Penelec entered into revised power purchase agreements with AES Power Corporation (AES) for 377 MW and 80 MW of capacity and related energy, respectively, related to a combined-cycle generating facility that AES plans to construct in Pennsylvania. Met-Ed and Penelec have paid $63.4 million and $5 million, respectively, to previous developers and AES to terminate the original power purchase agreements. In November 1997, in response to an offer from AES, Met-Ed and Penelec agreed to increase the contract capacity under the agreements by 163 MW. If the revised power purchase agreements with AES are not approved by the PaPUC, Met-Ed and Penelec have agreed to pay AES up to an additional $29 million and $6 million, respectively. There can be no assurance as to the outcome of this matter.

    The GPU Energy companies are currently recovering certain of their NUG costs (including certain buyout costs) from customers. However, the PaPUC Restructuring Orders do not provide for the collection from customers of a substantial portion of above-market NUG costs. Met-Ed and Penelec are contesting the Restructuring Orders. Although the Pennsylvania legislation and the NJEMP in New Jersey both include provisions for the recovery of costs under NUG agreements and certain NUG buyout costs, there can be no assurance that the GPU Energy companies will continue to be able to recover similar costs which may be incurred in the future. (See Management's Discussion and Analysis - Competitive Environment for additional discussion.)

    This discussion of "Nonutility Generation Agreements" contains estimates which are based on current knowledge and expectations of the outcome of future events. The estimates are subject to significant uncertainties, including changes in fuel prices, improvements in technology, the changing regulatory environment and the deregulation of the electric utility industry.

Regulatory Assets, Net:
-----------------------

    On June 30, 1998, Met-Ed and Penelec received final PaPUC Restructuring Orders. The Restructuring Orders, among other things, essentially remove from regulation the costs associated with providing electric generation service to Pennsylvania consumers, effective January 1, 1999. Accordingly, Met-Ed and Penelec have discontinued the application of FAS 71 and adopted the provisions of Statement of Financial Accounting Standards No. 101 (FAS 101), "Regulated Enterprises - Accounting for the Discontinuation of Application of FASB Statement No. 71" with respect to their electric generation operations, effective April 1, 1998. The transmission and distribution portion of Met-Ed and Penelec's operations will continue to be subject to the provisions of FAS 71. See Note 2 - Accounting for Non-recurring Items.

    JCP&L will discontinue the application of FAS 71 and apply FAS 101 for its electric generation operations no later than when it receives NJBPU approval of its restructuring plans.

    Regulatory Assets, Net as reflected in the June 30, 1998 and December 31, 1997 Consolidated Balance Sheets in accordance with the provisions of FAS 71, were as follows:

                                          Financial Statements
                                          Item 6(b) 1-B
                                          Page 20 of 38

GPU, Inc. and Subsidiary Companies                     Assets (in thousands)
------ ---------------------------                     ---------------------
                                                     June 30,    December 31,
                                                        1998         1997
                                                        ----         ----

Competitive transition charge per
PaPUC Order                                        $1,832,780  $        -
Return recognized                                      76,580           -
                                                     ---------   ---------
  Total competitive transition charge (CTC)        $1,909,360  $        -
                                                    =========   =========

Other regulatory assets, net:
Reserve for generation divestiture (JCP&L)         $  122,409  $        -
Phase II reserve for generation divestiture           440,541           -
Income taxes recoverable through future rates         412,710     510,680
Income taxes refundable through future rates          (57,475)    (89,247)
Net investment in TMI-2                                67,458      83,951
TMI-2 decommissioning costs                            76,398     257,180
Nonutility generation contract buyout costs           139,708     245,568
Unamortized property losses                            83,619      99,532
Other postretirement benefits                          75,431      89,569
Environmental remediation                              43,174      90,308
N.J. unit tax                                          36,583      39,797
Unamortized loss on reacquired debt                    34,525      40,489
Load and demand-side management programs               21,932      23,164
N.J. low-level radwaste disposal                       26,496      31,479
DOE enrichment facility decommissioning                30,306      33,472
Nuclear fuel disposal fee                              22,556      21,512
Storm damage                                           31,252      31,097
Deferred nonutility generation costs
  not in current rates                                    -        24,857
Other regulatory liabilities                          (17,691)    (13,959)
Other regulatory assets                                 9,275      28,029
                                                    ---------   ---------
     Total other regulatory assets, net            $1,599,207  $1,547,478
                                                   ==========  ==========

JCP&L                                                Assets (in thousands)
-----                                                ---------------------
                                                     June 30,   December 31,
                                                       1998         1997
                                                       ----         ----
Other regulatory assets, net:
Reserve for generation divestiture                 $  122,409  $        -
Income taxes recoverable through future rates         140,920     128,111
Income taxes refundable through future rates          (35,964)    (37,759)
Net investment in TMI-2                                67,458      75,541
TMI-2 decommissioning costs                            23,398      30,024
Nonutility generation contract buyout costs           132,208     140,500
Unamortized property losses                            83,540      94,726
Other postretirement benefits                          48,147      49,807
Environmental remediation                              43,174      61,324
N.J. unit tax                                          36,583      39,797
Unamortized loss on reacquired debt                    27,342      28,729
Load and demand-side management programs               21,932      23,164
N.J. low-level radwaste disposal                       26,496      31,479
DOE enrichment facility decommissioning                18,679      21,223
Nuclear fuel disposal fee                              22,016      23,781
Storm damage                                           31,252      31,097
Other regulatory liabilities                          (16,665)    (11,467)
Other regulatory assets                                 5,231       6,399
                                                    ---------   ---------
     Total other regulatory assets, net          $    798,156  $  736,476
                                                    =========   =========

                                          Financial Statements
                                          Item 6(b) 1-B
                                          Page 21 of 38

Met-Ed                                                Assets (in thousands)
------                                                ---------------------
                                                     June 30,   December 31,
                                                       1998         1997
                                                       ----         ----

Competitive transition charge per PaPUC Order      $  974,860  $        -
Return recognized                                      50,110           -
                                                    ---------      ---------
  Total competitive transition charge (CTC)        $1,024,970  $        -
                                                    =========      =========

Other regulatory assets, net: Transmission & Distribution related:
  Income taxes recoverable through future rates    $  123,060     $  116,303
  Income taxes refundable through future rates        (12,201)       (12,614)
  Nonutility generation contract buyout costs           7,500         12,500
  Other postretirement benefits                        27,284         27,436
  Unamortized loss on reacquired debt                   3,153          3,411
  DOE enrichment facility decommissioning               7,751          8,166
  Other regulatory liabilities                           (940)        (1,014)
  Other regulatory assets                                 223            216
                                                    ---------      ---------
    Subtotal                                       $  155,830      $  154,404
                                                    ---------       ---------

Generation related:
  Income taxes recoverable through future rates    $        -      $   62,624
  Income taxes refundable through future rates              -          (9,135)
  Unamortized property losses                              79           2,650
  Other postretirement benefits                             -          12,326
  Environmental remediation                                 -           4,121
  Unamortized loss on reacquired debt                     140           1,918
  Nuclear fuel disposal fee                               302          (1,511)
  Other regulatory liabilities                              -          (1,432)
  Other regulatory assets                                 642           3,227
                                                    ---------       ---------
    Subtotal                                       $    1,163      $   74,788
                                                    ---------       ---------

Other:
  Phase II reserve for generation divestiture      $   96,421      $        -
  Net investment in TMI-2                                   -           1,187
  TMI-2 decommissioning costs                          36,530         145,103
  Nonutility generation contract buyout costs               -          63,868
  Deferred nonutility generation costs
   not in current rates                                     -          10,265
  Other regulatory assets                               1,347           1,072
                                                    ---------       ---------
    Subtotal                                       $  134,298      $  221,495
                                                    ---------       ---------

    Total other regulatory assets, net             $  291,291      $  450,687
                                                    =========       =========


Penelec                                                 Assets (in thousands)
-------                                                ---------------------
                                                       June 30,   December 31,
                                                          1998         1997
                                                          ----         ----

Competitive transition charge per PaPUC Order      $  857,920   $       -
Return recognized                                      26,470           -
                                                      ---------    ---------
  Total competitive transition charge (CTC)        $  884,390  $        -
                                                    =========      =========

                                          Financial Statements
                                          Item 6(b) 1-B
                                          Page 22 of 38

Other regulatory assets, net: Transmission & Distribution related:
  Income taxes recoverable through future rates      $  148,730   $  142,549
  Income taxes refundable through future rates           (9,310)      (9,516)
  Unamortized loss on reacquired debt                     3,690        4,116
  DOE enrichment facility decommissioning                 3,876        4,083
  Other regulatory liabilities                              (86)         (46)
                                                      ---------    ---------
    Subtotal                                         $  146,900   $  141,186
                                                      ---------    ---------

Generation related:
  Income taxes recoverable through future rates      $        -   $   61,093
  Income taxes refundable through future rates                -      (20,223)
  Unamortized property losses                                 -        2,156
  Environmental remediation                                   -       24,863
  Unamortized loss on reacquired debt                       200        2,315
  Nuclear fuel disposal fee                                 238         (758)
  Other regulatory assets                                   686       15,964
                                                      ---------    ---------
    Subtotal                                         $    1,124   $   85,410
                                                      ---------    ---------

Other:
       Phase II reserve for generation divestiture      344,120            -
  Net investment in TMI-2                                     -        7,223
  TMI-2 decommissioning costs                            16,470       82,053
  Nonutility generation contract buyout costs                 -       28,700
  Deferred nonutility generation costs
   not in current rates                                       -       14,592
  Other regulatory assets                                 1,146        1,151
                                                      ---------    ---------
    Subtotal                                         $  361,736   $  133,719
                                                      ---------    ---------

    Total other regulatory assets, net               $  509,760   $  360,315
                                                      =========    =========

Competitive  transition  charge:  Represents the stranded cost recovery  amounts
------------------------------
allowed by the PaPUC, and a recognized return, which are to be collected from customers of Met-Ed and Penelec, beginning January 1, 1999, over eleven-year and eight-year transition periods, respectively. Stranded costs, as defined by the Pennsylvania Competition Act, include an electric utility's known and measurable generation-related costs, which would have been recoverable in the former regulated market, but are not recoverable in a competitive electric generation market.

Reserve for generation  divestiture (JCP&L):  Represents generation  divestiture
------------------------------------------
shortfall  which  is  probable  of  recovery  in  future  rates,   inclusive  of
transaction costs.

Phase II reserve for  generation  divestiture  (Met-Ed and Penelec):  Represents
-------------------------------------------------------------------
generation divestiture CTC shortfall to be addressed in a Phase II rate restructuring order, inclusive of transaction costs.

Income taxes  recoverable/refundable  through future rates:  Represents  amounts
---------------------------------------------------------
deferred due to the implementation of FAS 109, "Accounting for Income Taxes," in 1993.

Net investment in TMI-2: Represents costs that are recoverable through rates for
-----------------------
the GPU Energy companies' remaining investment in the plant and fuel core.

TMI-2 decommissioning costs: Represents costs that are recoverable through
---------------------------

                                          Financial Statements
                                          Item 6(b) 1-B
                                          Page 23 of 38

rates for the GPU Energy companies' radiological decommissioning and the cost of removal of nonradiological structures and materials in accordance with the 1995 site-specific study (in 1998 dollars). For additional information, see Nuclear Plant Retirement Costs.

Nonutility  generation  contract buyout costs:  Represents  amounts incurred for
---------------------------------------------
terminating power purchase contracts with NUGs, for which rate recovery has been granted or is probable.

Unamortized  property  losses:  Consists mainly of costs associated with JCP&L's
-----------------------------
Forked River project, which are included in rates.

Other  postretirement  benefits:  Includes costs associated with the adoption of
-------------------------------
FAS 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," which are deferred in accordance with Emerging Issues Task Force
(EITF) Issue 92-12, "Accounting for OPEB Costs by Rate-Regulated Enterprises."

Environmental remediation:  Consists of amounts related to the investigation and
-------------------------
remediation of several manufactured gas plant sites formerly owned by JCP&L, as well as several other JCP&L sites; Penelec's Seward station property; and future closure costs of various ash disposal sites for the GPU Energy companies. For additional information, see Environmental Matters.

N.J. unit tax: Represents certain state taxes, with interest, for which JCP&L
-------------
received NJBPU approval in 1993 to recover over a ten-year period.

Unamortized loss on reacquired debt:  Represents  premiums and expenses incurred
----------------------------------
in the early redemption of long-term debt. In accordance with FERC regulations, reacquired debt costs are amortized over the remaining original life of the retired debt.

Load and  demand-side  management  (DSM)  programs:  Consists of load management
-------------------------------------------------
costs and other DSM program expenditures that are currently being recovered, with interest, through JCP&L's retail base rates and demand-side factor. Also includes provisions for lost revenues between base rate cases and performance incentives.

N.J. low-level radwaste disposal: Represents the estimated assessment for the
-------------------------------
siting of a disposal facility for low-level waste from Oyster Creek, less amortization, as allowed in JCP&L's rates.

Department  of Energy  (DOE)  enrichment  facility  decommissioning:  Represents
------------------------------------------------------------------
payments to the DOE over a 15-year period which began in 1994.

Nuclear fuel  disposal fee:  Represents  amounts  recoverable  through rates for
--------------------------
estimated future disposal costs for spent nuclear fuel at Oyster Creek and Three Mile Island Unit 1 (TMI-1) in accordance with the Nuclear Waste Policy Act of 1982.

Storm damage:  Relates to incremental  noncapital  costs associated with various
------------
storms in the JCP&L service territory that are not recoverable through insurance. These amounts were deferred based upon past rate recovery precedent. An annual amortization amount is included in JCP&L's retail base rates and is charged to expense.

Deferred nonutility generation costs not in current rates:
----------------------------------------------------------
Represents incremental NUG operating costs incurred above amounts reflected in Met-Ed and

                                          Financial Statements
                                          Item 6(b) 1-B
                                          Page 24 of 38

Penelec's  current  rates,  for which rate  recovery is probable but has not yet
been  granted  (see   Management's   Discussion   and  Analysis  -   Competitive
Environment).


Accounting Matters:
-------------------

    In June 1998, Statement of Financial Accounting Standards No. 133 (FAS 133), "Accounting for Derivative Instruments and Hedging Activities" was issued. FAS 133 requires that companies recognize all derivatives as either assets or liabilities on the balance sheet and measure those instruments at fair value. To comply with this statement, GPU will be required to include its derivative transactions on its balance sheet at fair value, and recognize the subsequent changes in fair value as either gains or losses in earnings or reported as a component of other comprehensive income, depending upon the intended use and designation of the derivative as a hedge. This statement is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. GPU expects to adopt this statement in the first quarter of 2000. GPU is in the process of evaluating the impact of FAS 133.

    Statement of Financial Accounting Standards No. 121 (FAS 121), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," requires that regulatory assets meet the recovery criteria of FAS 71 on an ongoing basis in order to avoid a write-down. In addition, FAS 121 requires that long-lived assets, identifiable intangibles, capital leases and goodwill be reviewed for impairment whenever events occur or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. FAS 121 also requires the recognition of impairment losses when the carrying amounts of those assets are greater than the estimated cash flows expected to be generated from the use and eventual disposition of the assets. See Note 2 Accounting for Non-recurring Items.

    Should the restructuring proceeding in New Jersey result in substantial disallowance of certain capital additions; the disallowance of certain stranded costs; reduction in cost of capital allowances on certain elements of plant and cost deferrals; and tariff rate unbundling reflecting an allocation of costs to the transmission and distribution activities lower than that proposed by JCP&L, management believes that the outcome of that proceeding would have a material adverse effect on GPU's future earnings.


                               NUCLEAR FACILITIES
                               ------------------

     The GPU Energy companies have made investments in three major nuclear projects -- TMI-1 and Oyster Creek, both of which are operating generation facilities, and TMI-2, which was damaged during a 1979 accident. TMI-1 and TMI-2 are jointly owned by JCP&L, Met-Ed and Penelec in the percentages of 25%, 50% and 25%, respectively. Oyster Creek is owned by JCP&L. At June 30, 1998 and December 31, 1997, the GPU Energy companies' net investment in TMI-1 and Oyster Creek, including nuclear fuel, was as follows:

                                          Financial Statements
                                          Item 6(b) 1-B
                                          Page 25 of 38

                              Net Investment (in millions)
                              ----------------------------
                              TMI-1    Oyster Creek
                              -----    ------------
         June 30, 1998
         -------------
         JCP&L                $ 33         $697
         Met-Ed                 65            -
         Penelec                33            -
                               ---          ---
           Total              $131         $697
                               ===          ===

                              Net Investment (in millions)
                              ----------------------------
                              TMI-1    Oyster Creek
                              -----    ------------
         December 31, 1997
         -----------------
         JCP&L                $155         $701
         Met-Ed                300            -
         Penelec               147            -
                               ---          ---
           Total              $602         $701
                               ===          ===

The GPU Energy companies' net investment in TMI-2 at June 30, 1998 was $68 million for JCP&L and $84 million, (JCP&L $76 million; Met-Ed $1 million; and Penelec $7 million) at December 31 1997. JCP&L is collecting revenues for TMI-2 on a basis which provides for the recovery of its remaining investment in the plant by 2008. On June 30, 1998, Met-Ed and Penelec received final PaPUC Restructuring Orders. The companies discontinued the application of FAS 71 and adopted the provisions of FAS 101 with respect to their electric generation operations. Accordingly, Met-Ed and Penelec wrote-off their remaining investment in TMI-2 of $1 million and $7 million, respectively. See Note 2 Accounting for Non-recurring Items.

    Costs associated with the operation, maintenance and retirement of nuclear plants have continued to be significant and less predictable than costs associated with other sources of generation, in large part due to changing regulatory requirements, safety standards, availability of nuclear waste disposal facilities and experience gained in the construction and operation of nuclear facilities. The GPU Energy companies may also incur costs and experience reduced output at their nuclear plants because of the prevailing design criteria at the time of construction and the age of the plants' systems and equipment. In addition, for economic or other reasons, operation of these plants for the full term of their operating licenses cannot be assured. Also, not all risks associated with the ownership or operation of nuclear facilities may be adequately insured or insurable. Consequently, the recovery of costs associated with nuclear projects, including replacement power, any unamortized investment at the end of each plant's useful life (whether scheduled or premature), the carrying costs of that investment and retirement costs, is not assured. (See Competition and the Changing Regulatory Environment.)

     In addition to the continued operation of the Oyster Creek facility, JCP&L has been exploring the sale or early retirement of the plant to mitigate costs associated with its continued operation. In July 1998, GPU, Inc. announced that it was unable to identify a buyer for the Oyster Creek facility. A final decision on the plant will not be made until the NJBPU rules on JCP&L's restructuring filing. If a decision is made to retire the plant early, retirement would likely occur in 2000. Although management believes that the current rate structure would allow for the recovery of and return on its net investment in the plant and provide for decommissioning costs, there can be no assurance that such costs will be fully recoverable.
 (See  Management's Discussion and Analysis - Competitive Environment).
     In July 1998, GPU entered into a Letter of Intent to sell TMI-1 to

                                                           Financial  Statements
                                                                   Item 6(b) 1-B
                                                                   Page 26 of 38

AmerGen Energy Company, LLC (AmerGen), a joint venture between PECO Energy and British Energy. The Letter of Intent initiates a 90-day period during which GPU and AmerGen will seek to negotiate a definitive agreement for the purchase and sale of TMI-1 and AmerGen will complete its due diligence review of the TMI-1 facility. Highlights of the Letter of Intent are presented in the Competitive Environment section of Management's Discussion and Analysis.

TMI-2:
------

    The 1979 TMI-2 accident resulted in individual claims for alleged personal injury (including claims for punitive damages), which are material in amount, have been asserted against GPU, Inc. and the GPU Energy companies. Approximately 2,100 of such claims were filed in the United States District Court for the Middle District of Pennsylvania. Some of the claims also seek recovery for injuries from alleged emissions of radioactivity before and after the accident.

    At the time of the TMI-2 accident, as provided for in the Price-Anderson Act, the GPU Energy companies had (a) primary financial protection in the form of insurance policies with groups of insurance companies providing an aggregate of $140 million of primary coverage, (b) secondary financial protection in the form of private liability insurance under an industry retrospective rating plan providing for up to an aggregate of $335 million in premium charges under such plan, and (c) an indemnity agreement with the NRC for up to $85 million, bringing their total financial protection up to an aggregate of $560 million. Under the secondary level, the GPU Energy companies are subject to a retrospective premium charge of up to $5 million per reactor, or a total of $15 million (JCP&L $7.5 million; Met-Ed $5 million; Penelec $2.5 million).

    In October 1995, the U.S. Court of Appeals for the Third Circuit ruled that the Price-Anderson Act provides coverage under its primary and secondary levels for punitive as well as compensatory damages, but that punitive damages could not be recovered against the Federal Government under the third level of financial protection. In so doing, the Court of Appeals referred to the "finite fund" (the $560 million of financial protection under the Price-Anderson Act) to which plaintiffs must resort to get compensatory as well as punitive damages.

    The Court of Appeals also ruled that the standard of care owed by the defendants to a plaintiff was determined by the specific level of radiation which was released into the environment, as measured at the site boundary, rather than as measured at the specific site where the plaintiff was located at the time of the accident (as the defendants proposed). The Court of Appeals also held that each plaintiff still must demonstrate exposure to radiation released during the TMI-2 accident and that such exposure had resulted in injuries. In 1996, the U.S. Supreme Court denied petitions filed by GPU, Inc. and the GPU Energy companies to review the Court of Appeals' rulings.

    In June 1996, the District Court granted a motion for summary judgment filed by GPU, Inc. and the GPU Energy companies, and dismissed all of the 2,100 pending claims. The Court ruled that there was no evidence which created a genuine issue of material fact warranting submission of plaintiffs' claims to a jury. The plaintiffs have appealed the District Court's ruling to the Court of Appeals for the Third Circuit, before which the matter is pending. There can be no assurance as to the outcome of this litigation.

                                                     Financial Statements
                                                     Item 6(b) 1-B
                                                     Page 27 of 38


    Based on the above, GPU, Inc. and the GPU Energy companies believe that any liability to which they might be subject by reason of the TMI-2 accident will not exceed their financial protection under the Price-Anderson Act.


                         NUCLEAR PLANT RETIREMENT COSTS
                         ------------------------------

    Retirement costs for nuclear plants include decommissioning the radiological portions of the plants and the cost of removal of nonradiological structures and materials. The disposal of spent nuclear fuel is covered separately by contracts with the DOE.

    In 1990, the GPU Energy companies submitted a report, in compliance with Nuclear Regulatory Commission (NRC) regulations, setting forth a funding plan (employing the external sinking fund method) for the decommissioning of their nuclear reactors. Under this plan, the GPU Energy companies intend to complete the funding for Oyster Creek and TMI-1 by the end of the plants' license terms, 2009 and 2014, respectively. The TMI-2 funding completion date is 2014, consistent with TMI-2's remaining in long-term storage and being decommissioned at the same time as TMI-1. Based on NRC studies, a comparable funding target was developed for TMI-2 which took the accident into account. Under the NRC regulations, the funding targets (in 1998 dollars) are as follows:

                                        (in millions)
                                                      Oyster
                                  TMI-1     TMI-2     Creek
                                  -----     -----     -----

JCP&L                             $ 46      $ 73      $314
Met-Ed                              92       146         -
Penelec                             46        73         -
                                   ---       ---       ---
   Total                          $184      $292      $314
                                   ===       ===       ===

    The funding targets, while not considered cost estimates, are reference levels designed to assure that licensees demonstrate adequate financial responsibility for decommissioning. While the NRC regulations address activities related to the removal of the radiological portions of the plants, they do not establish residual radioactivity limits nor do they address costs related to the removal of nonradiological structures and materials.

    In 1995, a consultant to GPUN performed site-specific studies of the TMI site, including both Units 1 and 2, and of Oyster Creek, that considered various decommissioning methods and estimated the cost of decommissioning the radiological portions and the cost of removal of the nonradiological portions of each plant, using the prompt removal/dismantlement method. GPUN management has reviewed the methodology and assumptions used in these studies, is in agreement with them, and believes the results are reasonable. The NRC may require an acceleration of the decommissioning funding for Oyster Creek if the plant is retired early. The retirement cost estimates under the site-specific studies are as follows (in 1998 dollars):

                                             Financial Statements
                                             Item 6(b) 1-B
                                             Page 28 of 38

                                        (in millions)
                                                      Oyster
                                  TMI-1     TMI-2     Creek
                                  -----     -----     -----

Radiological decommissioning      $337      $410      $397
Nonradiological cost of removal     83        34 *      38
                                   ---       ---       ---
   Total                          $420      $444      $435
                                   ===       ===       ===

* Net of $11.6 million spent as of June 30, 1998.

    Each of the GPU Energy companies is responsible for retirement costs in proportion to its respective ownership percentage.

    In July 1998, GPU entered into a Letter of Intent to sell TMI-1 to AmerGen. The Letter of Intent provides, among other things, that upon closing, AmerGen will assume all TMI-1 decommissioning liabilities beyond $320 million, the amount to which GPU has agreed to fund the trusts. If all the necessary regulatory approvals, as well as certain Internal Revenue Service (IRS) rulings, are obtained, then the transfer of all the TMI-1 decommissioning liabilities and expenses to AmerGen will take place at the financial closing.

    The ultimate cost of retiring the GPU Energy companies' nuclear facilities may be different from the cost estimates contained in these site-specific studies. Such costs are subject to (a) the escalation of various cost elements (for reasons including, but not limited to, general inflation), (b) the further development of regulatory requirements governing decommissioning, (c) the technology available at the time of decommissioning, and (d) the availability of nuclear waste disposal facilities.

    The GPU Energy companies charge to depreciation expense and accrue retirement costs based on amounts being collected from customers. Customer collections are contributed to external trust funds. These deposits, including the related earnings, are classified as Nuclear decommissioning trusts, at market on the Consolidated Balance Sheets. Accounting for retirement costs may change based upon the FASB Exposure Draft discussed below.

    The FASB has issued an Exposure Draft titled "Accounting for Certain Liabilities Related to Closure or Removal of Long-Lived Assets," which includes nuclear plant retirement costs. If the Exposure Draft is adopted, Oyster Creek and TMI-1 future retirement costs would have to be recognized as a liability immediately, rather than the current industry practice of accruing these costs in accumulated depreciation over the life of the plants. A regulatory asset for amounts probable of recovery through rates would also be established. Any amounts not probable of recovery through rates would have to be charged to expense. (For TMI-2, a liability (in 1998 dollars) has already been recognized, based on the 1995 site-specific study because the plant is no longer operating (see TMI-2)). The effective date of this accounting change has not yet been established.

TMI-1 and Oyster Creek:
-----------------------

    The NJBPU has granted JCP&L annual revenues for TMI-1 and Oyster Creek retirement costs of $2.5 million and $13.5 million, respectively. These annual revenues are based on both the NRC funding targets for radiological decommissioning costs and a site-specific study which was performed in 1988

                                             Financial Statements
                                             Item 6(b) 1-B
                                             Page 29 of 38

for nonradiological costs of removal. The Stipulation of Final Settlement approved by the NJBPU in 1997 allows for JCP&L's future collection of retirement costs to increase annually to $5.2 million and $22.5 million for TMI-1 and Oyster Creek, respectively, beginning in 1998, based on the 1995 site-specific study estimates.

    The PaPUC has granted Met-Ed annual revenues for TMI-1 retirement costs of $8.5 million based on both the NRC funding target for radiological decommissioning costs and the 1988 site-specific study for nonradiological costs of removal. The PaPUC also granted Penelec annual revenues of $4.2 million for its share of TMI-1 retirement costs, on a basis consistent with that granted Met-Ed. As part of their restructuring plans filed with the PaPUC in June 1997, Met-Ed and Penelec have requested that these amounts be increased to reflect the estimated retirement costs contained in the 1995 site-specific study for radiological decommissioning and nonradiological costs of removal. On June 30, 1998, Met-Ed and Penelec received final PaPUC Restructuring Orders, which granted recovery of TMI-1 decommissioning costs as part of the CTC. The PaPUC, however rejected Met-Ed and Penelec's proposed TMI-1 decommissioning recovery period and inflation assumptions. Met-Ed and Penelec have appealed the Restructuring Orders to the Commonwealth Court and have filed complaints in the U.S. District Court. Met-Ed and Penelec have filed revised stranded cost claims for TMI-1 decommissioning in their Alternative Plans. On August 5, 1998, the PaPUC rejected the Alternative Plans as invalid. Met-Ed and Penelec intend to appeal this action to the Commonwealth Court.

    The amounts charged to depreciation expense for the six months ended June 30, 1998 and the provisions for the future expenditure of these funds, which have been made in accumulated depreciation, are as follows:

                                  (in millions)
                                            Oyster
                                  TMI-1     Creek
                                  -----     -----
Amount expensed for the six months ended June 30, 1998:
   JCP&L                          $  3      $ 11
   Met-Ed                            4         -
   Penelec                           2         -
                                   ---       ---
                                  $  9      $ 11
                                   ===       ===

                                  (in millions)
                                            Oyster
                                  TMI-1     Creek
                                  -----     -----
Accumulated depreciation provision at June 30, 1998:
   JCP&L                          $ 43      $246
   Met-Ed                           79         -
   Penelec                          34         -
                                   ---       ---
                                  $156      $246
                                  ====      ====


    Management believes that any TMI-1 and Oyster Creek retirement costs, in excess of those currently recognized for ratemaking purposes, should be recoverable from customers.

                                             Financial Statements
                                             Item 6(b) 1-B
                                             Page 30 of 38

TMI-2:
------

    The estimated liabilities for TMI-2 future retirement costs (reflected as Three Mile Island Unit 2 Future Costs on the Consolidated Balance Sheets) as of June 30, 1998 and December 31, 1997 are as follows:

                                           (in millions)

                               GPU       JCP&L    Met-Ed    Penelec
                               ---       -----    ------    -------

June 30, 1998                  $459      $115     $229      $115
December 31, 1997              $449      $112     $225      $112

    These amounts are based upon the 1995 site-specific study estimates (in 1998 and 1997 dollars, respectively) discussed above and an estimate for remaining incremental monitored storage costs of $16 million (JCP&L $4 million; Met-Ed $8 million; Penelec $4 million) as of June 30, 1998 and December 31, 1997, as a result of TMI-2's entering long-term monitored storage in 1993. The GPU Energy companies are incurring annual incremental monitored storage costs of approximately $1 million (JCP&L $250 thousand; Met-Ed $500 thousand; Penelec $250 thousand).

    Offsetting the $459 million liability at June 30, 1998 is $255 million which management believes is probable of recovery from customers and included in Competitive transition charge (Met-Ed $107 million; Penelec $67 million) and Other regulatory assets, net (JCP&L $27 million; Met-Ed $37 million; Penelec $17 million) on the Consolidated Balance Sheets, and $246 million (JCP&L $96 million; Met-Ed $110 million; Penelec $40 million) in trust funds for TMI-2 and included in Nuclear decommissioning trusts, at market on the Consolidated Balance Sheets. Earnings on trust fund deposits are included in amounts shown on the Consolidated Balance Sheets under Competitive transition charge and Other regulatory assets. TMI-2 decommissioning costs charged to depreciation expense during the six months ended June 30, 1998 amounted to $7 million (JCP&L $1 million; Met-Ed $5 million; Penelec $1 million).

    The NJBPU has granted JCP&L, TMI-2 decommissioning revenues for the NRC funding target and allowances for the cost of removal of nonradiological structures and materials. In addition, JCP&L is recovering its share of TMI-2's incremental monitored storage costs. The Stipulation of Final Settlement approved by the NJBPU in 1997 adjusts JCP&L's future revenues for retirement costs based on the 1995 site-specific study estimates, beginning in 1998. On June 30, 1998, Met-Ed and Penelec received final PaPUC Restructuring Orders, which granted recovery of TMI-2 decommissioning costs as part of the CTC. The PaPUC rejected the companies' proposed TMI-2 decommissioning recovery period and inflation assumptions but allowed Met-Ed and Penelec to defer as a regulatory asset those amounts that are above which was provided for in the CTC.

    At June 30, 1998, the accident-related portion of TMI-2 radiological decommissioning costs is considered to be $73 million (JCP&L $18 million, Met-Ed $37 million; Penelec $18 million), which is the difference between the 1995 TMI-1 and TMI-2 site-specific study estimates (in 1998 dollars). In connection with rate case resolutions at the time, JCP&L, Met-Ed and Penelec made contributions to irrevocable external trusts relating to their shares of the accident-related portions of the decommissioning liability. In 1990, JCP&L contributed $15 million and in 1991, Met-Ed and Penelec contributed $40

                                             Financial Statements
                                             Item 6(b) 1-B
                                             Page 31 of 38

million and $20 million, respectively, to irrevocable external trusts. These contributions were not recovered from customers and have been expensed. The GPU Energy companies will not pursue recovery from customers for any of these amounts contributed in excess of the $73 million accident-related portion referred to above.

    JCP&L intends to seek recovery for any increases in TMI-2 retirement costs, and Met-Ed and Penelec intend to seek recovery for any increases in the nonaccident-related portion of such costs, but recognize that recovery cannot be assured.


                              INSURANCE
                              ---------

    GPU has insurance (subject to retentions and deductibles) for its operations and facilities including coverage for property damage, liability to employees and third parties, and loss of use and occupancy (primarily incremental replacement power costs). There is no assurance that GPU will maintain all existing insurance coverages. Losses or liabilities that are not completely insured, unless allowed to be recovered through ratemaking, could have a material adverse effect on the financial position of GPU.

    The decontamination liability, premature decommissioning and property damage insurance coverage for the TMI station and for Oyster Creek totals $2.7 billion per site. In accordance with NRC regulations, these insurance policies generally require that proceeds first be used for stabilization of the reactors and then to pay for decontamination and debris removal expenses. Any remaining amounts available under the policies may then be used for repair and restoration costs and decommissioning costs. Consequently, there can be no assurance that in the event of a nuclear incident, property damage insurance proceeds would be available for the repair and restoration of that station.

    The Price-Anderson Act limits GPU's liability to third parties for a nuclear incident at one of its sites to approximately $9.9 billion. Coverage for the first $200 million of such liability is provided by private insurance. The remaining coverage, or secondary financial protection, is provided by retrospective premiums payable by all nuclear reactor owners. Under secondary financial protection, a nuclear incident at any licensed nuclear power reactor in the country, including those owned by the GPU Energy companies, could result in assessments of up to $88 million per incident for each of the GPU Energy companies' two operating reactors, subject to an annual maximum payment of $10 million per incident per reactor. In addition to the retrospective premiums payable under the Price-Anderson Act, the GPU Energy companies are also subject to retrospective premium assessments of up to $26.5 million (JCP&L $17.0 million; Met-Ed $6.3 million; Penelec $3.2 million) in any one year under insurance policies applicable to nuclear operations and facilities.

    The GPU Energy companies have insurance coverage for incremental replacement power costs resulting from an accident-related outage at their nuclear plants. Coverage commences after a 17 week waiting period at $3.5 million per week, and after 23 weeks of an outage, continues for three years beginning at $1.8 million and $2.6 million per week for the first year for Oyster Creek and TMI-1, respectively, decreasing to 80% of such amounts for years two and three.

                                             Financial Statements
                                             Item 6(b) 1-B
                                             Page 32 of 38

                              ENVIRONMENTAL MATTERS
                              ---------------------

    As a result of existing and proposed legislation and regulations, and ongoing legal proceedings dealing with environmental matters, including but not limited to acid rain, water quality, ambient air quality, global warming, electromagnetic fields, and storage and disposal of hazardous and/or toxic wastes, GPU may be required to incur substantial additional costs to construct new equipment, modify or replace existing and proposed equipment, remediate, decommission or cleanup waste disposal and other sites currently or formerly used by it, including formerly owned manufactured gas plants (MGP), coal mine refuse piles and generation facilities.

    To comply with Titles I and IV of the federal Clean Air Act Amendments of 1990 (Clean Air Act), the GPU Energy companies expect to spend up to $248 million (JCP&L $44 million; Met-Ed $98 million; Penelec $106 million) for air pollution control equipment by the year 2000, of which approximately $242 million (JCP&L $43 million; Met-Ed $96 million; Penelec $103 million) has already been spent. In developing their least-cost plan to comply with the Clean Air Act, the GPU Energy companies will continue to evaluate major capital investments compared to participation in the sulfur dioxide (SO2) emission allowance market, the expected nitrogen oxide (NOx) emissions trading market and the use of low-sulfur fuel or retirement of facilities. In 1994, the Ozone Transport Commission (OTC), consisting of representatives of 12 northeast states (including New Jersey and Pennsylvania) and the District of Columbia, proposed reductions in NOx emissions it believes necessary to meet ambient air quality standards for ozone and the statutory deadlines set by the Clean Air Act. Effective November 1997, the Pennsylvania Environmental Quality Board adopted regulations implementing the OTC's proposed NOx reductions and in December 1997, the New Jersey Department of Environmental Protection developed a proposal with the electric utility industry on a plan to implement the OTC's proposed NOx reductions. The GPU Energy companies expect that the U.S. Environmental Protection Agency (EPA) will approve state implementation plans, including those in Pennsylvania and New Jersey, and that as a result, they will spend an estimated $6 million (JCP&L $0.2 million; Met-Ed $2.8 million; Penelec $3.0 million) (included in the above total), to meet the 1999 seasonal reductions agreed upon by the OTC. The OTC has stated that it anticipates that additional NOx reductions will be necessary to meet the Clean Air Act's 2005 National Ambient Air Quality Standard for ozone. However, the specific requirements that will have to be met at that time have not been finalized. In addition, in July 1997 the EPA adopted new, more stringent rules on ozone and particulate matter. Several groups have filed suit in the U.S. Court of Appeals to overturn these new air quality standards on the grounds that, among other things, they are based on inadequate scientific evidence. Also, legislation has been introduced in the Congress that would impose a four-year moratorium on any new standards under the Clean Air Act. The GPU Energy companies are unable to determine what additional costs, if any, will be incurred if the EPA rules are upheld.

    GPU has been formally notified by the EPA and state environmental authorities that it is among the potentially responsible parties (PRPs) who may be jointly and severally liable to pay for the costs associated with the investigation and remediation at hazardous and/or toxic waste sites in the following number of instances (in some cases, more than one company is named for a given site):

                                             Financial Statements
                                             Item 6(b) 1-B
                                             Page 33 of 38

      JCP&L     MET-ED    PENELEC   GPUN     GPU INC.         TOTAL
      -----     ------    -------   ----     --------         -----

        7          4          2       1          1              12

    In addition, certain of the GPU companies have been requested to participate in the remediation or supply information to the EPA and state environmental authorities on several other sites for which they have not been formally named as PRPs, although the EPA and state authorities may nevertheless consider them as PRPs. Certain of the GPU companies have also been named in lawsuits requesting damages (which are material in amount) for hazardous and/or toxic substances allegedly released into the environment. The ultimate cost of remediation will depend upon changing circumstances as site investigations continue, including (a) the existing technology required for site cleanup, (b) the remedial action plan chosen and (c) the extent of site contamination and the portion attributed to the GPU companies involved.

    In 1997, the EPA filed a complaint against GPU, Inc. in the United States District Court for the District of Delaware for enforcement of its unilateral order issued against GPU, Inc. to clean up the former Dover Gas Light Company (Dover) manufactured gas production site in Dover, Delaware. Dover was part of the AGECO/AGECORP group of companies from 1929 until 1942 and GPU, Inc. emerged from the AGECO/AGECORP reorganization proceedings. All of the common stock of Dover was sold in 1942 by a member of the AGECO/AGECORP group to an unaffiliated entity, and was subsequently acquired by Chesapeake Utilities Corporation. According to the complaint, the EPA is seeking up to $0.5 million in past costs, $4.2 million for work in connection with the cleanup of the Dover site and approximately $19 million in penalties. GPU, Inc. has responded to the EPA complaint stating that such claims should be dismissed because, among other things, they are barred by the operation of the Final Decree entered by the United States District Court for the Southern District of New York at the conclusion of the 1946 reorganization proceedings of AGECO/AGECORP. Chesapeake Utilities Corporation has also sued GPU, Inc. for a contribution to the cleanup of the Dover site. In December 1997, the Court refused to dismiss the complaint; GPU, Inc. has requested that the Court reconsider its decision. There can be no assurance as to the outcome of these proceedings.

    Pursuant to federal environmental monitoring requirements, Penelec has reported to the Pennsylvania Department of Environmental Protection (PaDEP) that contaminants from coal mine refuse piles were identified in storm water run-off at Penelec's Seward station property. Penelec signed a modified Consent Order, which became effective December 1996, that establishes a schedule for submitting a plan for long-term remediation, based on future operating scenarios. Penelec currently estimates that the remediation of the Seward station property will range from $12 million to $20 million and has a recorded liability of $12 million at June 30, 1998. These cost estimates are subject to uncertainties based on continuing discussions with the PaDEP as to the method of remediation, the extent of remediation required and available cleanup technologies. Penelec expects recovery of these remediation costs in Phase II of its restructuring proceeding and has recorded a corresponding deferred debit of approximately $12 million at June 30, 1998.

    In 1997, the GPU Energy companies filed with the PaDEP applications for re-permitting seven (JCP&L - one; Met-Ed - three; Penelec - three) operating ash disposal sites, including projected site closure procedures and related cost estimates. The cost estimates for the closure of these sites range from

                                            Financial Statements
                                            Item 6(b) 1-B
                                            Page 34 of 38

approximately $17 million to $22 million, and a liability of $17 million (JCP&L $1 million; Met-Ed $4 million; Penelec $12 million) is reflected on the Consolidated Balance Sheets at June 30, 1998. JCP&L has requested recovery of its share of closure costs in its restructuring plan filed with the NJBPU in July 1997. Met-Ed and Penelec expect recovery of these costs in Phase II of their restructuring proceedings. As a result, a deferred debit of $16 million is reflected on the Consolidated Balance Sheets at June 30, 1998.

    JCP&L has entered into agreements with the New Jersey Department of Environmental Protection for the investigation and remediation of 17 formerly owned MGP sites. JCP&L has also entered into various cost-sharing agreements with other utilities for most of the sites. As of June 30, 1998, JCP&L has spent approximately $29 million in connection with the cleanup of these sites. In addition, JCP&L has recorded an estimated environmental liability of $46 million relating to expected future costs of these sites (as well as two other properties). This estimated liability is based upon ongoing site investigations and remediation efforts, which generally involve capping the sites and pumping and treatment of ground water. Moreover, the cost to clean up these sites could be materially in excess of $46 million due to significant uncertainties, including changes in acceptable remediation methods and technologies.

    In 1997, JCP&L's request to establish a Remediation Adjustment Clause for the recovery of MGP remediation costs was approved by the NJBPU as part of the Stipulation of Final Settlement. At June 30, 1998, JCP&L had recorded on its Consolidated Balance Sheet a regulatory asset of $37 million. JCP&L is continuing to pursue reimbursement from its insurance carriers for remediation costs already spent and for future estimated costs. In 1994, JCP&L filed a complaint with the Superior Court of New Jersey against several of its insurance carriers, relative to these MGP sites. Pretrial discovery is continuing.

                       OTHER COMMITMENTS AND CONTINGENCIES
                       -----------------------------------

Year 2000 Issue:
----------------

    GPU is addressing the year 2000 issue as it relates to its business, operations and operating systems, and its business dealings with third parties including customers, banks, partners, vendors, suppliers and service providers. Comprehensive reviews of all computers, equipment, systems and applications are being performed; remediation plans are being developed; and certain corrective actions have begun. GPU's remediation plans include, among other things, the upgrade or replacement of computers, equipment and computer software. Management currently believes that adequate resources are being allocated to this project and anticipates that GPU's remediation efforts will, in all material respects, be completed by the end of 1999. However, if GPU or critical third parties on which GPU relies are unable to successfully correct their year 2000 issue on a timely basis, certain computers, equipment, systems and applications may not function properly, which could have a material adverse effect on GPU's operations and financial condition. Among other things, GPU's operations could be affected by a temporary inability to process transactions, send bills or operate electric generating stations, as well as by interruptions of electric service and reduced customer service. There can be no assurance as to the outcome of this matter.

    As part of their year 2000 solution, the GPU Energy companies have purchased and are installing an integrated information system (Project

                                            Financial Statements
                                            Item 6(b) 1-B
                                            Page 35 of 38

Enterprise) that will help them manage business growth and meet the mandates of electric utility deregulation. The system is scheduled to be fully operational in early 1999.

    The GPU Energy companies currently estimate they will spend $24.2 million (JCP&L $10.6 million; Met-Ed $7.4 million; Penelec $6.2 million) on year 2000 remediation of their computers, equipment and computer software. Of the $24.2 million, approximately $6.7 million (JCP&L $3 million; Met-Ed $2 million; Penelec $1.7 million) would have been spent in any event because of maintenance and cyclical replacement plans that are already in place. Also, an additional $8.1 million (JCP&L, Met-Ed and Penelec $2.7 million each) would have been needed to be spent on modifications to systems that are being replaced by Project Enterprise.

    The GPUI Group currently estimates it will spend approximately $9.2 million to address the year 2000 issue, primarily to replace or modify equipment.

GPUI Group:
-----------

    At June 30, 1998, the GPUI Group had investments totaling approximately $2.4 billion in businesses and facilities located in foreign countries. Although management attempts to mitigate the risk of investing in certain foreign countries by securing political risk insurance, the GPUI Group faces additional risks inherent to operating in such locations, including foreign currency fluctuations (see Management's Discussion and Analysis - GPUI Group).

    At June 30, 1998, GPU, Inc.'s aggregate investment in the GPUI Group was $526 million; GPU, Inc. has also guaranteed up to an additional $893 million of GPUI Group obligations. Of this amount, $725 million is included in Long-term debt and Securities due within one year on GPU's Consolidated Balance Sheet at June 30, 1998; $30 million of that amount relates to a GPU International, Inc. revolving credit agreement; and $138 million relates to various other obligations of the GPUI Group.

    GPU International, Inc. has ownership interests in three NUG projects which have long-term power purchase agreements with Niagara Mohawk Power Corporation
(NIMO). In July 1997, NIMO and 16 independent power producers (IPP), including the GPUI Group, executed a master agreement providing for the restructuring or termination of 29 power purchase agreements, pursuant to which NIMO has agreed to pay an aggregate of $3.6 billion in cash and/or debt securities, and to issue an aggregate of 46 million shares of NIMO common stock. In June 1998, NIMO executed the master agreement whereby each of the IPP agreements were negotiated independently and resulted in lump sum payments and/or new contracts with NIMO. At that time, two of GPUI's NUG projects were restructured; and the third NUG project has until August 31, 1998 to complete its restructuring. GPUI has deferred its net gain on the proceeds received from the settlement, which ensures recovery of the investment, and will recognize the gain in income over the ten year period of their restructured agreements with NIMO or until such time as an independent system operator (ISO) is established in New York State. The ISO for New York is expected to be implemented as early as 1999, at which time the net deferred gain resulting from the lump sum proceeds will be recognized in income.

    Midlands Electricity (Midlands) has invested in a power project in Pakistan (Uch Power Project) which was originally scheduled to begin commercial operation in late 1998. The Uch Power Project is a 586 MW facility

                                          Financial Statements
                                          Item 6(b) 1-B
                                          Page 36 of 38

of which Midlands is a 40% owner. The Pakistani government-owned utility has recently issued a notice of intent to terminate certain key project agreements. The notice asserts that various forms of corruption were involved in the original granting of the agreements to the Uch investors by the predecessor Pakistani government. GPU Electric believes that this notice is similar to notices received by other independent power projects in Pakistan.

    The Uch investors, including Midlands, strongly deny the allegations and intend to pursue all available legal options to enforce their contractual rights under the project agreements. The Uch investors are continuing to explore remedies to the situation with officials of the Pakistani government. Through its 50% ownership in Midlands, GPU Electric's current investment in the Uch Power Project is approximately $30 million. In addition, the project lenders could require investors to make additional investments to the project under certain conditions. GPU Electric's share of the additional investment could amount to a maximum of approximately $14 million. There can be no assurance as to the outcome of this matter.

Other:

    GPU's capital programs, for which substantial commitments have been incurred and which extend over several years, contemplate expenditures of $545 million (JCP&L $198 million; Met-Ed $89 million; Penelec $110 million; Other $148 million) during 1998.

    The GPU Energy companies have entered into long-term contracts with nonaffiliated mining companies for the purchase of coal for certain generating stations in which they have ownership interests. The contracts, which expire at various dates between 1998 and 2007, require the purchase of either fixed or minimum amounts of the stations' coal requirements. The price of the coal under the contracts is based on adjustments of indexed cost components. The GPU Energy companies' share of the cost of coal purchased under these agreements is expected to aggregate $171 million (JCP&L $26 million; Met-Ed $55 million; Penelec $90 million) for 1998.

    JCP&L has entered into agreements with other utilities to purchase capacity and energy for various periods through 2004. These agreements will provide for up to 614 MW in 1998, declining to 529 MW in 1999 and 345 MW in 2000, through the expiration of the final agreement in 2004. Payments pursuant to these agreements are estimated to be $129 million in 1998, $111 million in 1999, $83 million in 2000, $92 million in 2001, and $101 million in 2002.

    In accordance with the Nuclear Waste Policy Act of 1982 (NWPA), the GPU Energy companies have entered into contracts with, and have been paying fees to, the DOE for the future disposal of spent nuclear fuel in a repository or interim storage facility. In December 1996, the DOE notified the GPU Energy companies and other standard contract holders that it will be unable to begin acceptance of spent nuclear fuel for disposal by 1998, as mandated by the NWPA. The DOE requested recommendations from contract holders for handling the delay. In January 1997, the GPU Energy companies, along with other electric utilities and state agencies, petitioned the U.S. Court of Appeals to, among other things, permit utilities to cease payments into the Federal Nuclear Waste Fund until the DOE complies with the NWPA. The DOE's inability to accept spent nuclear fuel by 1998 could have a material impact on GPU's results of operations, as additional costs may be incurred to build and

                                          Financial Statements
                                          Item 6(b) 1-B
                                          Page 37 of 38

maintain interim on-site storage at Oyster Creek. TMI-1 has sufficient on-site storage capacity to accommodate spent nuclear fuel through the end of its licensed life. In June 1997, a consortium of electric utilities, including GPUN, filed a license application with the NRC seeking permission to build an interim above-ground disposal facility for spent nuclear fuel in northwestern Utah. There can be no assurance as to the outcome of these matters.

    New Jersey and Connecticut have established the Northeast Compact, to construct a low-level radioactive waste disposal facility in New Jersey, which should commence operation by the end of 2003. GPUN's total share of the cost for developing, constructing and site licensing the facility is estimated to be $58 million, which will be paid through 2002. Through June 30, 1998, $6 million has been paid. As a result, at June 30, 1998, a liability of $52 million is reflected on the Consolidated Balance Sheets. JCP&L is recovering these costs from customers, and a regulatory asset has also been recorded. In February 1998, the New Jersey Low-Level Radwaste Facility Siting Board (Siting Board) voted to suspend the siting process in New Jersey. The Siting Board is reviewing its legal and financial obligations, subject to review from the Governor. GPUN cannot determine at this time what effect, if any, this matter will have on its operations.

    Pennsylvania, Delaware, Maryland and West Virginia have established the Appalachian Compact to construct a facility for the disposal of low-level radwaste in those states, including low-level radwaste from TMI-1. To date, pre-construction costs of $33 million, out of an estimated $88 million, have been paid. Eleven nuclear plants have so far shared equally in the pre-construction costs; GPUN has contributed $3 million on behalf of TMI-1. Pennsylvania has stated that it may suspend the search for a low level radwaste disposal site in the state. GPUN cannot determine at this time what effect, if any, this may have on its operations.

    JCP&L's two operating nuclear units are subject to the NJBPU's annual nuclear performance standard. Operation of these units at an aggregate annual generating capacity factor below 65% or above 75% would trigger a charge or credit based on replacement energy costs. At current cost levels, the maximum annual effect on net income of the performance standard charge at a 40% capacity factor would be approximately $11 million before tax. While a capacity factor below 40% would generate no specific monetary charge, it would require the issue to be brought before the NJBPU for review. The annual measurement period, which begins in March of each year, coincides with that used for the Levelized Energy Adjustment Clause.

    At June 30, 1998, GPU, Inc. and consolidated affiliates had 9,325 employees worldwide, of which 8,967 employees were located in the U.S. The majority of the U.S. workforce is employed by the GPU Energy companies, of which 4,800 are represented by unions for collective bargaining purposes. JCP&L, Met-Ed and Penelec's collective bargaining agreements with the International Brotherhood of Electrical Workers expire in 1999, 2000 and 2002, respectively. Penelec and the Utility Workers Union of America have entered into a new three-year agreement which expires in 2001.

    During the normal course of the operation of its businesses, in addition to the matters described above, GPU is from time to time involved in disputes, claims and, in some cases, as a defendant in litigation in which compensatory and punitive damages are sought by the public, customers, contractors, vendors and other suppliers of equipment and services and by employees alleging

                                          Financial Statements
                                          Item 6(b) 1-B
                                          Page 38 of 38

unlawful employment practices. While management does not expect that the outcome of these matters will have a material effect on GPU's financial position or results of operations, there can be no assurance that this will continue to be the case.